Exhibit 10.50

AMENDMENT TO
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
(Long Term Incentive)

UNDER THE CITRIX SYSTEMS, INC.
2014 EQUITY INCENTIVE PLAN
Reference is hereby made to the Global Restricted Stock Unit Agreement (Long Term Incentive) with respect to Awards with an Award Date of March 30, 2017 and a performance period of January 1, 2017 through December 31, 2019 (the “Award Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Award Agreement.
A.Exhibit A to the Award Agreement is hereby amended in its entirety and replaced with Appendix I to this amendment.

B.The foregoing amendment shall be effective as of January 2, 2019. Except as amended hereby, the Award Agreement remains in full force and effect.

By electronically accepting this amendment to the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and the Award Agreement (including the Appendix to the Award Agreement), as amended hereby. If Awardee has not electronically accepted this amendment to the Award Agreement by July 2, 2019 on Fidelity.com’s website, then this amendment shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and the Award Agreement (including the Appendix to the Award Agreement), as amended hereby.

APPENDIX I

EXHIBIT A

“Index Companies” means the following list of companies:
The companies included in the Nasdaq Composite Index as of January 2, 2019.

Additional rules regarding Index Companies:
In the event of a merger or business combination transaction of an Index Company with another Index Company, the surviving entity shall remain an Index Company upon closing of the transaction.
In the event of an acquisition of an Index Company by another Index Company, the acquiring Index Company shall remain an Index Company, and the target Index Company shall cease to be an Index Company, upon closing of the transaction.
In the event of a merger or business combination transaction of an Index Company with an entity that is not an Index Company, in each case where the Index Company is the surviving entity and remains publicly traded, the surviving entity shall remain an Index Company upon closing of the transaction. In the event of a merger or business combination transaction of an Index Company with an entity that is not an Index Company, where the Index Company is not the surviving entity or is otherwise no longer publicly traded, the company will cease to be an Index Company upon closing of the transaction.
In the event of the acquisition of an Index Company by an entity that is not an Index Company, a “going private” transaction involving an Index Company, or the liquidation of an Index Company, in each case where the Index Company is no longer publicly traded, the company will cease to be an Index Company upon closing of the transaction.

In the event of a bankruptcy of an Index Company, the company will remain an Index Company until such time, if any, as the Index Company is no longer publicly traded.

The foregoing rules shall not apply, and there shall be no change in the Index Companies, as a result of a transaction described above if the closing of such transaction occurs on the last day of the Closing Average Period.